CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



      We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated September 27, 2012, with respect to the financial statements of AllianceBernstein Discovery Growth Fund, Inc. (formerly known as Small/Mid Cap Growth Fund, Inc.) for the fiscal year ended July 31, 2012, which is incorporated by reference in this Post-Effective Amendment No. 150 to the Registration Statement (Form N-1A No. 2-10768) of AllianceBernstein Discovery Growth Fund, Inc.




                              /s/ERNST & YOUNG LLP




New York, New York
October 29, 2012